Exhibit 99.1

TRANSITION SERVICES AGREEMENT

BETWEEN

EBAY INC. AND FAIRMARKET, INC.

This Transition Services Agreement (“Agreement”) is entered into as of June 20, 2003 by and among FairMarket, Inc., a Delaware corporation and FairMarket UK Limited, a corporation organized under the laws of England (individually and collectively referred to herein as “FairMarket”), and eBay Inc., a Delaware corporation (“eBay”).

Whereas, eBay and FairMarket, Inc. have entered into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) pursuant to which FairMarket will sell certain assets of FairMarket to eBay and eBay will assume certain liabilities of FairMarket at the Closing;

Whereas, as a condition to, and as consideration for, each of eBay’s and FairMarket’s willingness to enter into the Asset Purchase Agreement and to consummate the Transactions contemplated thereby, eBay and FairMarket each requires that the parties enter into this Agreement;

Whereas, the parties intend for this Agreement (except for Section 5.3(c) and the third sentence of Section 5.3(b), which the parties intend to become effective as of the date of this Agreement) to become effective at the Closing (if any); and

Whereas, eBay desires to obtain from FairMarket, and FairMarket desires to provide to eBay, certain contract and transition services;

Now, Therefore, in consideration of the mutual covenants herein and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms used but not defined herein have the meanings given such terms in the Asset Purchase Agreement.  The following terms, when used herein with initial capital letters, will have the meanings ascribed to such terms in this Section 1:

1.1          “Affiliate” of a party hereto means any person directly or indirectly controlling, controlled by, or under common control with such party.

1.2          “Covered Facilities” means the facilities and equipment described on Schedule B.

1.3          “FairMarket Personnel” means all employees, agents, contractors, subcontractors, and representatives of FairMarket who perform Services under this Agreement, including those listed on Schedule D and Schedule E (and including persons automatically added to Schedule E pursuant to the last paragraph of Schedule E), which FairMarket may modify from time to time in accordance with the terms of this Agreement (including without limitation Section 5.3(c)), but only with eBay’s prior written consent; provided that, FairMarket need not obtain eBay’s prior written consent for such modifications if (a) they would not result in a net increase of more than $5,000 in any 30-day period in the Fees (as that term is defined in Section 6.2 (Fees)) and Pass Through Expenses taken together, or (b) such modifications have been made as a result of a termination pursuant to Section 5.3(c)(i).  “FairMarket Person” means an individual who is included in the FairMarket Personnel.  The terms “FairMarket Personnel’ and “FairMarket Person” exclude any New eBay Employees (as that term is defined in Section 5.5).

1.4          “New Contracts” means any and all agreements entered into between eBay and its third party customers on or after the Closing that include obligations of eBay to the extent not materially different from the obligations (including the service level requirements) under the Transferred Customer Contracts.

1.5          “Pass Through Expenses” means the actual out-of-pocket expenses that: (a) are reasonably incurred by FairMarket in the performance of Services and of the type identified on Schedule C (which may be modified by written agreement of the parties) as Pass Through Expenses; or (b) eBay provides prior written consent for FairMarket to incur; provided that, FairMarket need not obtain eBay’s prior written consent for those incurred expenses that do not, in the aggregate, exceed $5,000 in any 30-day period.  “Pass Through Expenses” includes any and all Transition Bonuses (as that term is defined in Section 2.8(d) (Bonuses)).  Without limiting the foregoing, Pass Through Expenses will include (1) variable costs or expenses related to a FairMarket third-party service provider, and (2) the difference between fixed costs charged by a FairMarket third-party service provider as of the Closing (which fixed costs are included in the Fees (as defined in Section 6.2)) and the fixed costs charged by such FairMarket third-party service provider after the Closing due to a service contract extension with such third-party service provider.

1.6          “Retained Contracts” means the agreements between FairMarket and its customers that are not Transferred Customer Contracts.

1.7          “Services” means the services, functions, and tasks of FairMarket described in Schedule A and identified elsewhere in this Agreement, as they may be changed or supplemented during the term of this Agreement pursuant to the terms of this Agreement.  If any service, function, task, or responsibility not specifically described in this Agreement is an inherent or necessary part of the performance of the Services, it will be deemed included within the scope of the Services.

1.8          “Terminated Agreement Obligations” means the operational services (excluding any indemnities, representations and warranties, and payment obligations to eBay) described in the Terminated Agreements (as such term is defined in the Termination Agreement) that FairMarket was obligated to provide (pursuant to the Terminated Agreements) prior to the Closing.

1.9          “Transferred Customer Contracts” means any and all FairMarket customer contracts included in the Transferred Contracts (as that term is defined in the Asset Purchase Agreement).

2.                                      Services

2.1          Provision of Services.  FairMarket will provide the Services to eBay (or, as requested by eBay, to its Affiliates) during the term of this Agreement as necessary to perform the Terminated Agreement Obligations and the operational obligations under the Transferred Customer Contracts and the New Contracts (excluding any indemnities, representations and warranties, and payment obligations).  FairMarket will provide the Services as required by this Agreement to the extent such Services (including the transition services (as described in Schedule A)), together with FairMarket’s obligations under the Retained Contracts, do not exceed the capacity (in the discretion of the FairMarket Services Manager and the eBay Services Manager) of resources available to FairMarket (including without limitation FairMarket Personnel, New eBay Employees, equipment, software, and facilities) for which eBay has agreed to pay the Fees and Pass Through Expenses in accordance with this Agreement.  Except as otherwise expressly provided in this Agreement, FairMarket will be responsible for providing the facilities, personnel and other resources required for performance of the Services.  FairMarket Personnel may also perform services to satisfy obligations under the Retained Contracts.

2.2          General Standards of Performance.  FairMarket will provide the Services with at least the same level of skill, quality, care, timeliness and cost-effectiveness as such services, functions, and tasks: (a) were performed prior to the date of the Asset Purchase Agreement; and (b) are required to be performed under the Transferred Customer Contracts, the Terminated Agreement Obligations, and the New Contracts (including any service level requirements under any of the foregoing, provided that the service level requirements in any of the New Contracts do not exceed those included in the agreement described in Schedule H).  In addition, FairMarket will perform the Services in accordance with such standards and milestones as may be agreed by the parties.  FairMarket will comply, in all material respects, with all applicable federal, state and local laws and regulations, and will obtain all applicable permits and licenses, in connection with its obligations under this Agreement.

2.3          Preferred Providers.  As part of the Services, FairMarket will provide to eBay a list of FairMarket’s preferred providers of services related to the Services, Covered Facilities and Transferred Assets, and eBay may in its discretion engage such providers to provide services directly to eBay.

2.4          Reduction in Services/Fees.  eBay may elect to suspend or not to receive any of the Services at any time on written notice to FairMarket.  FairMarket will not be obligated to provide the Services described on the notice more than 30 days after receipt of such notice. Beginning 30 days after such written notice is provided by eBay, eBay’s obligation to pay any Fees or Pass Through Expenses (other than employee salary costs and those Fees and Pass Through Expenses that have accrued before the end of such 30-day period) applicable to the discontinued Services, will terminate, to account for the reduction in Services provided.

2.5          Additional Services.  If eBay and FairMarket mutually agree (including with respect to additional fees) to provide additional services to facilitate the purpose of this Agreement, FairMarket will provide such additional services and those additional services will then be deemed to be included in the Services.

2.6          Promotions.  FairMarket will maintain on its website prominent promotional links to eBay and its Affiliates.

2.7          Consents.  If the provision of any of the Services requires any Consents, FairMarket will use commercially reasonable efforts to obtain each such Consent.  “Consent” means (a) any consent, approval, or agreement of any third party other than a third party that is party to the Transferred Customer Contracts or the New Contracts, and (b) notwithstanding the foregoing clause (a), any consent described on Schedule F.  Except as set forth on Schedule F, FairMarket does not currently anticipate any Consents will be necessary to provide the Services hereunder.

2.8          FairMarket Personnel Fees

(a)           Payment Required.  FairMarket will pay, to the applicable FairMarket Personnel, all applicable Fees and Pass Through Expenses paid by eBay to FairMarket.

(b)           Limits on Increases.  Except for the FairMarket non-executive employee salary increases planned for July 2003 (which increases are described on Schedule G) and subject to Sections 1.3 and 1.5, FairMarket will not increase the salary or fees paid to any FairMarket Person without the prior written consent of eBay.

(c)           Reducing Costs to eBay.  If and when any FairMarket Person’s relationship with FairMarket is terminated voluntarily by the FairMarket Person or for cause by FairMarket, eBay’s obligation to pay Fees or Pass Through Expenses (except those that have accrued as of the date of such termination) to FairMarket in relation to that FairMarket Person will terminate immediately.

(d)           Bonuses.  Subject to FairMarket’s satisfactory performance of the Services (as determined in the reasonable discretion of eBay Services Manager, provided that any dissatisfaction with the Services provided in any given month has been communicated to FairMarket no later than 30 days after the end of such month), at the end of the term of the Agreement, (i) FairMarket will pay the applicable “Transition Bonus” described in Schedule E to each FairMarket Person who has satisfactorily (as determined in the reasonable discretion of FairMarket Services Manager) performed Services on a continuous basis, subject to vacation, sick days, holidays, maternity leave, and other similar benefits provided under FairMarket’s employee plans and policies, and (ii) eBay will reimburse FairMarket, in accordance with Section 6, for those Transition Bonuses paid by FairMarket in accordance with the terms of this Agreement.

(e)           Early Employee Termination Gross-Up.  If a FairMarket employee (who is a FairMarket Person) satisfactorily performs the Services (in the reasonable discretion of the FairMarket Services Manager) on a continuous basis (subject to vacation, sick days, holidays, maternity leave, and other similar benefits provided under FairMarket’s employee plans and policies) and is terminated by FairMarket, without cause but in compliance with Section 5.3(c), prior to the end of the term of this Agreement, (i) FairMarket will pay such FairMarket employee the complete FairMarket Person costs (as described in Schedule C) and Transition Bonus that such FairMarket employee would have received if he or she were terminated at the end of the term of this Agreement, (ii) and eBay will reimburse FairMarket in accordance with Section 6 (Compensation).

(f)            Severance.  Except with respect to those FairMarket employees (who are FairMarket Persons) terminated by FairMarket as a direct result of eBay’s decision to reduce or eliminate certain Services pursuant to Section 2.4, FairMarket will not pay any severance or other similar separation payouts (other than accrued benefits such as vacation time) to any FairMarket employee (who is also a FairMarket Person) prior to the end of the term of this Agreement.  FairMarket will be responsible for obtaining any employee waivers necessary to comply with this Section 2.8(f).

2.9          Invoicing Customers.  On behalf of eBay and in accordance with eBay’s reasonable direction, FairMarket will invoice eBay customers, collect amounts due from those customers (in each case in a manner consistent with FairMarket’s past practices), and immediately pay any and all collected amounts to eBay under the Transferred Customer Contracts, as well as the Terminated Agreement Obligations and the New Contracts subject to the terms of the Asset Purchase Agreement and the applicable Transferred Customer Contract, New Contract, or Retained Contract.  FairMarket will provide any assistance reasonably requested by eBay to transition such invoicing and collection operations to eBay.

3.             Facilities; Corporate Existence

3.1          Providing Facilities.  In addition to providing the Services, FairMarket will maintain and provide (and cause to be provided) use of the Covered Facilities throughout the term of this Agreement, in accordance with the terms and conditions of this Section 3 and Schedule B (the “Facilities Licenses”).

3.2          Maintaining Facilities.  FairMarket will maintain its information technology infrastructure and technology platform (including effecting any necessary hardware repairs and developing and implementing any necessary or desirable bug fixes to the software included in the Transferred Assets), and any other facilities or equipment necessary for providing the Services; provided that, to the extent eBay decides not to consent (if such consent is required pursuant to Section 1.5) to an increase in the Pass Through Expenses for the Services provided under this Section 3.2 (and such increase is not under the control of FairMarket), FairMarket will not have an obligation to provide the Services applicable to such Fees or Pass Through Expenses although the parties will use their commercially reasonable efforts to develop a contingency plan on a timely basis to provide such Services at a cost acceptable to eBay which cost will be reimbursed by eBay in accordance with this Agreement.

3.3          Existence.  FairMarket will maintain its corporate existence until the end of the term of this Agreement.  In addition, FairMarket shall ensure that it and any permitted successors to any of the foregoing do not otherwise take any action that could prevent or impair: (a) the full and complete performance of all of the Services hereunder; or (b) complete payment or satisfaction of any debts related to the Services performed, and the Facilities Licenses to be provided, hereunder.

4.                                      Intellectual Property

4.1          License from eBay

(a)           Technology.  eBay hereby grants to FairMarket, during the term of this Agreement, a limited, royalty-free, fully paid-up, non-transferable, non-sublicensable, revocable, nonexclusive license, under the Intellectual Property and Intellectual Property Rights transferred to eBay pursuant to the Asset Purchase Agreement or pursuant to Section 4.2 below that (1) eBay has the right to license in accordance with this Section 4.1(a); (2) are required to perform the Services, or (3) are required by FairMarket to perform its obligations under Retained Contracts (collectively, the “Licensed Rights”), to (i) use, reproduce, perform and digitally perform the software that is a subject of the Licensed Rights (the “Licensed Software”), and the related trade secrets, know-how and methodologies to make, sell, offer to sell, or import any of the Services or to perform its obligations under the Retained Contracts; and (ii) modify and create derivative works of the Licensed Software in order to perform the Services under Section 3.2 (Maintaining Facilities).

(b)           Trademarks.  eBay hereby grants to FairMarket, during the term of this Agreement, a limited, royalty-free, fully paid-up, non-transferable, non-sublicensable, revocable, nonexclusive license, under those trademark (and service mark) rights (i) transferred to eBay pursuant to the Asset Purchase Agreement, (ii) under the New Contracts, and (iii) necessary to perform the Terminated Agreement Obligations, to use such trademarks (and service marks), in accordance with FairMarket’s trademark practices prior the date of this Agreement and eBay’s reasonable advice and consent, as necessary to perform the Services under this Agreement and to perform the Retained Contracts.

(c)           Extension.  If any of the Retained Contracts listed in Schedule J has not expired or been terminated as of December 31, 2003, the term of the licenses granted in this Section 4.1 will extend beyond the term of this Agreement (notwithstanding Section 9) solely for the purpose of enabling FairMarket to perform under the existing term of such Retained Contract until FairMarket’s earliest opportunity to terminate same (in accordance with their terms).  Any additional cost, expense, damage or liability arising from or related to FairMarket’s exercise of these licenses during this extension will be borne solely by FairMarket and FairMarket will indemnify and hold eBay harmless for same.

4.2          Assignment from FairMarket.  FairMarket hereby assigns to eBay all right, title and interest in and to any Intellectual Property related to the Transferred Assets (and all Intellectual Property Rights therein) developed or created by FairMarket or the FairMarket Personnel in the course of or during the performance of the Services.  To the extent that any such Intellectual Property or Intellectual Property Rights cannot be assigned to eBay (“Non-Assignable IP”), FairMarket hereby grants eBay an exclusive, royalty-free and fully paid-up, perpetual, transferable, irrevocable license to use, make, have made, sell, offer to sell, import, disclose, reproduce, distribute, modify or create derivative works of, perform, digitally perform, or display any product or service incorporating the Non-Assignable IP and FairMarket hereby covenants not to enforce any Intellectual Property Rights related to the Non-Assignable IP against eBay or any of its Affiliates or successors.  FairMarket will electronically deliver to eBay any Intellectual Property developed by FairMarket during the term of this Agreement that is related to the Transferred Assets or the Services.

5.                                      Personnel

5.1          Services Managers

(a)           FairMarket.  The FairMarket employee designated as the Services Manager on Schedule E will devote full time and effort to managing the Services, will serve as the single point of contact and accountability to eBay for performance of the Services, and will have day-to-day authority for ensuring FairMarket’s performance of the Services in accordance with the terms of this Agreement (the “FairMarket Services Manager”).  FairMarket may terminate the FairMarket Services Manager only for cause and in accordance with Section 5.3(c).  eBay may request that the FairMarket Services Manager be replaced (but not terminated) with another FairMarket employee or contractor and FairMarket will promptly replace such FairMarket Services Manager.  The FairMarket Services Manager will be the primary manager for the New eBay Employees (as that term is defined in Section 5.5).  The FairMarket Services Manager will (1) manage all Services related to the Transferred Customer Contracts, the Terminated Agreement Obligations, and the New Contracts, and regularly confer with the eBay Services Manager regarding same; and (2) provide primary day-to-day management for any transition or migration Services but report to the eBay Services Manager regarding same.

(b)           eBay.  The person designated as the eBay Services Manager on Schedule E (the “eBay Services Manager”) will serve as the primary point of contact for FairMarket for matters related to this Agreement.  eBay may replace the eBay Services Manager with an individual of comparable qualifications and experience by notifying FairMarket of such new appointment.

5.2          Skills, Training and Experience.  FairMarket will ensure that FairMarket Personnel performing the Services have sufficient skills, training and experience to enable them to perform the Services with at least the level of skill, quality, care, timeliness and cost-effectiveness as such services, functions and tasks: (a) were performed prior to the date of this Agreement; and (b) are required to be performed under the Transferred Customer Contracts, the Terminated Agreement Obligations, and the New Contracts (including any service level requirements under any of the foregoing, provided that the service level requirements in any of the New Contracts do not exceed those included in the agreement described in Schedule H).

5.3          Compensation and Benefits

(a)           All FairMarket Personnel providing Services under this Agreement will be deemed to be employees, contractors, or representatives solely of FairMarket for all purposes and not employees, contractors, or representatives of eBay.  If any FairMarket employees are automatically transferred or deemed to be transferred to eBay (or any of its Affiliates) under the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) either prior to the date of this Agreement, during the term of, or upon termination of this Agreement, to the extent eBay does not extend an offer of employment to or terminates the employment of such FairMarket employee, FairMarket shall hold harmless and indemnify eBay and each of its Affiliates from and against, and shall compensate and reimburse eBay and each of its Affiliates for, any Damages that are suffered or incurred by eBay or any of its Affiliates that arise from or as a result of, or are connected with any Liability of eBay (or any of its Affiliates) or Liability of the FairMarket (or of any of its Affiliates) under the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 with respect to such FairMarket employee (it being understood that, to the extent lawful and without any Liability to eBay, (i) eBay will execute and deliver such documents as FairMarket may reasonably request and (ii) if requested by FairMarket and if FairMarket timely provides employee consulting information (including consultation scripts) reasonably satisfactory to eBay, eBay will consult with each such employee, in the case of each of clauses “(i)” and “(ii)” in an effort to minimize any Liabilities of the type described in this sentence).

(b)           FairMarket (or its Affiliates) will be solely responsible for managing its payroll and payment of: (i) all income, disability, withholding and other employment taxes; and (ii) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits (if any) for any FairMarket Personnel who perform Services.  FairMarket will indemnify, defend and hold eBay harmless against any liability for premiums, contributions, or taxes payable under workers’ compensation, unemployment compensation, disability benefit, old age benefit, or tax withholding for which eBay may be adjudged liable as an employer with respect to each FairMarket Person who performs Services.  Notwithstanding any other provision to the contrary, if FairMarket terminates the employment (or contractor relationship) of any FairMarket Personnel at any time during the term of this Agreement, it will do so only in accordance with the terms of Section 5.3(c) below, the FairMarket Person’s contractual rights, and applicable law in the jurisdiction of such person’s employment.

(c)           FairMarket will not: (i) terminate any FairMarket employee other than, after notice to eBay, for cause, or as a direct result of eBay’s decision to reduce or eliminate certain Services pursuant to Section 2.4; (ii) knowingly encourage any FairMarket Person to leave the employ of FairMarket (or otherwise terminate his or her relationship with FairMarket); or (iii) take other actions, including with respect to compensation, that could reasonably be expected to cause any FairMarket Person to leave the employ of FairMarket or otherwise terminate his or her relationship with FairMarket (it being understood that: (A) adopting a plan of dissolution and liquidation or otherwise taking any action contemplated by the Transactional Agreements shall not constitute action reasonably expected to cause a FairMarket Person to leave the employ of FairMarket or otherwise terminate his or her relationship with FairMarket; (B) treatment of a FairMarket employee in a manner consistent with past practices of FairMarket shall not constitute action reasonably expected to cause a FairMarket employee to leave the employ of FairMarket or otherwise terminate his or her relationship with FairMarket; and (C) neither the failure to make any payments (other than payments in respect of such FairMarket Person’s compensation in effect from time to time prior to the end of the term of this Agreement) to, nor the failure to increase any compensation or benefits of, any FairMarket Person shall, constitute action reasonably expected to cause a FairMarket Person to leave the employ of FairMarket or otherwise terminate his or her relationship with FairMarket).

(d)           Subject to the terms of this Agreement, all FairMarket Personnel will be under the direction, control and supervision of FairMarket, and FairMarket will have the sole right to exercise all authority with respect to the employment, termination and compensation of such FairMarket Personnel.

5.4          Subcontractors

(a)           Approved Subcontractors.  An “Approved Subcontractor” is a subcontractor approved in writing by eBay.  Schedule D lists all Approved Subcontractors as of the date of this Agreement.  FairMarket may add or replace Approved Subcontractors in accordance with the terms of Section 1.3.

(b)           Use of Subcontractors.  FairMarket will not use any subcontractor (other than an Approved Subcontractor, if any, authorized to perform such Service) to perform all or any part of any Service.  Except for Approved Subcontractors existing as of the date of this Agreement, FairMarket will not permit any Approved Subcontractor to perform any Services for eBay unless and until FairMarket has entered into a written subcontract with such Approved Subcontractor containing provisions that are at least protective of eBay Information (as defined in Section 7.1(a)) as the provisions set forth in Section 7 hereof.  eBay may revoke its approval of an Approved Subcontractor by providing at least 30 days’ prior written notice to FairMarket.

5.5          New eBay Employees.  eBay will assign each person listed in Schedule I who accepts an offer of employment (if any) made by eBay (each a “New eBay Employee”; it being understood that eBay is not obligated in any way to extend offers to any person listed on Schedule I) to assist FairMarket during the term of this Agreement in performing the obligations under the Transferred Customer Contracts, the Terminated Agreement Obligations, and the New Contracts. Upon the reasonable request of FairMarket, eBay will provide the services of the applicable New eBay Employees for a limited time in eBay’s discretion, to assist FairMarket in winding down the business activities in which such applicable New eBay Employees were involved while employed by FairMarket.

5.6          Responsibility.  FairMarket will remain responsible for any and all obligations performed by any FairMarket Personnel and any New eBay Employees (to the extent under the direction and management of the FairMarket Services Manager) to the same extent as if such obligations were performed by FairMarket’s employees.  FairMarket will be eBay’s sole point of contact regarding the Services, including with respect to payment.

6.                                      Compensation

6.1          Expenses.  Except as otherwise provided in this Agreement, each party will bear its own expenses in connection with performance of its obligations under this Agreement. eBay will not be required to pay any amounts under this Agreement other than as described on Schedule C and in this Section 6.

6.2          Fees.  eBay will pay FairMarket the fixed monthly fees described as such on Schedule C (the “Fees”) by the first day of each month in which such Fees will accrue and on the Closing Date with respect to the pro rata portion (i.e., the remainder of the applicable month) of such Fees which accrue during the month in which the Close Date occurs.

6.3          Pass Through Expense Reimbursement.  eBay will reimburse FairMarket for Pass Through Expenses incurred by FairMarket in performing the Services and invoiced to eBay in accordance with this Section 6.

6.4          Invoicing.  FairMarket will invoice eBay at the end of each month for the amount due under this Agreement for that month and will also invoice eBay following any early termination of this Agreement (provided such early termination is in accordance with this Agreement).  Such invoices will clearly specify applicable amounts for each type of Fee and each type of Pass Through Expense for that month.  Each such invoice will be accompanied by such supporting documentation and vouchers as eBay may reasonably require.  Each invoice will note the extent to which the Fees for the applicable month have already been paid and whether there is a credit owing for such Fees to eBay.  eBay will pay the net of (a) any unpaid Fees (i.e., Fees that were not payable at the beginning of the month, for example, new Services added after the beginning of the applicable month) or credited Fees (e.g., due to a reduction in Services pursuant to Section 2.4) plus (b) any undisputed Pass Through Expenses on each invoice within thirty (30) days after eBay’s receipt of the applicable invoice.

6.5          Records and Audits

(a)           Records.  FairMarket will maintain accurate and complete records regarding its activities relating to this Agreement and the means of calculating the amounts billed to eBay hereunder.  Such books and records will, at all times, be kept in a manner consistent with FairMarket’s past practices prior to the Closing Date and, in any event, in accordance with good administrative and secretarial practice and applicable generally accepted accounting principles.  FairMarket will retain all such records until one (1) year after any termination or expiration of this Agreement, provided, however, that FairMarket’s obligation under this sentence shall terminate as to any such books and records 30 days after FairMarket gives written notice to eBay that such books and records are being destroyed or will no longer be in the possession or control of FairMarket, provided that FairMarket gives eBay a reasonable opportunity to make copies of such books and records.

(b)           Audits.  Upon ten (10) days notice to FairMarket, eBay and its designees will have the right to inspect and audit all the relevant records and books of account of FairMarket to verify the accuracy of all payments made or to be made by eBay pursuant to this Section 6.  Any audit by eBay or its designees will be conducted during regular business hours at the facilities of FairMarket, and in a manner that does not unreasonably interfere with the normal business activities of FairMarket.  If any audit reveals an overpayment by eBay, FairMarket will promptly refund the overpayment.  In addition, if any audit reveals an overpayment by eBay exceeding five percent (5%) during the audited period, FairMarket will reimburse eBay for the costs of conducting the audit.

6.6          Fee Cap.  In no event shall the aggregate sum of the Fees and the Transition Bonuses (assuming that all of the Transition Bonuses described in Schedule E have been paid in full) actually paid or payable from the Closing to December 31, 2003 exceed the CY2003 Cap described in Schedule C.  In addition, in no event shall the Fees paid or payable for the Extension Period (if any) exceed the Fees actually paid or payable with respect to a period of the same duration as the Extension Period in the month of December 2003 (“Jan2004 Cap”).  The “Extension Period” means the period beginning on January 1, 2004 and ending on the earlier of January 31, 2004 or the date on which this Agreement is terminated or expires.  The Pass Through Expenses will be excluded from the CY2003 Cap and the Jan2004 Cap, and for the purposes of this Section only (notwithstanding Section 1.3), the Transition Bonuses will be excluded from the Pass Through Expenses.

7.                                      Confidentiality

7.1          eBay Information

(a)           eBay Information Defined.  The parties acknowledge that, in the course of performing the Services, FairMarket Personnel will receive, observe and otherwise have access to confidential and proprietary information (whether in tangible or electronic form or otherwise) related to eBay, its Affiliates and their respective products, tools, technology, processes, business plans, employees, and customers that is either marked or identified as confidential at the time of disclosure or that should reasonably be considered under the circumstances of its disclosure to be confidential to eBay (“eBay Information”).  Without limiting the foregoing, eBay Information includes all accounting, financial, technical, business, eBay users’ personally identifiable information and other data related to eBay’s business and stored on the computer systems of FairMarket.  Notwithstanding the foregoing, eBay Information does not include information that: (i) is in the public domain, through no fault of FairMarket; (ii) was known to FairMarket (and not subject to nondisclosure or use restrictions) prior to being disclosed by eBay to FairMarket; (iii) is disclosed to FairMarket by a third party who is entitled to so disclose the information; or (iv) is developed by FairMarket employees without reference to eBay Information.

(b)           Confidentiality Obligations. FairMarket agrees that:

(i)            FairMarket will not use, reproduce, or exploit eBay Information for any purpose other than performing Services as contemplated under this Agreement;

(ii)           FairMarket will hold all eBay Information in strict confidence and will not disclose or otherwise make available eBay Information to any third party (other than to a customer that has a right to receive same), and FairMarket will restrict access to eBay Information to the FairMarket Personnel who have a need to know such information in order to perform the Services;

(iii)         FairMarket will take all reasonable and necessary steps to protect the eBay Information from inadvertent or unintentional disclosure to third parties and will protect the eBay Information from unauthorized access, disclosure, or use with at least the same degree of care as FairMarket uses to protect its own most valuable trade secret information, and in any event no less than reasonable care;

(iv)          FairMarket will reproduce, on all copies of documents and materials containing eBay Information made by FairMarket or its employees, agents, or contractors, all proprietary rights notices of eBay appearing on the original copy of such document or material;

(v)            FairMarket will, at eBay’s request, promptly return to eBay or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any eBay Information, and certify in writing signed by an executive officer of FairMarket that FairMarket has fully complied with this obligation; and

(vi)          FairMarket will comply with the terms of eBay’s privacy policy (currently available at http://pages.ebay.com/help/community/png-priv.html) as revised by eBay in its sole discretion, and to the extent that privacy policies of customers under the Transferred Customer Contracts are applicable, in which case FairMarket will comply with them; and

(vii)         FairMarket will have no right or authority to monitor any communications of any eBay employees, regardless whether such communication was made using FairMarket equipment (including without limitation its telephone or email systems); and

(viii)        FairMarket will ensure that each FairMarket Person who performs any Services or will otherwise receive disclosure of eBay Information has executed agreement(s) in a form acceptable to eBay relating to confidentiality, non-disclosure, assignment of intellectual property rights, and/or other similar agreements as may be requested by eBay.  FairMarket acknowledges and agrees that FairMarket have no right, title, or interest of any nature in any eBay Information, other than a limited, non-transferable, non-sublicensable, non-exclusive license during the term of the Agreement to use and reproduce eBay Information solely to the extent necessary to perform the Services and to perform under the Retained Contracts as contemplated under this Agreement.

7.2          Safeguarding eBay Information.  During the term of this Agreement, FairMarket will maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of eBay Information in the possession of FairMarket which are no less rigorous than those maintained by FairMarket for its own information of a similar nature.

7.3          Access to Computer Systems.  If FairMarket is given access to any eBay equipment, computer, software, network, clean-room, electronic files, or electronic data storage system, FairMarket shall limit such access and use solely to perform Services for eBay and shall not access or attempt to access any equipment, computer, software, network, clean-room, electronic files, or electronic data storage system, other than those specifically required to accomplish the Services.  Except as provided for in FairMarket’s agreement for hosting services, FairMarket shall limit such access to those FairMarket Personnel with an express requirement to have such access in connection with this Agreement, shall advise eBay in writing of the name of each such employee who will be granted such access, and shall strictly follow all eBay security rules and procedures for use of eBay’s electronic resources that eBay provides to FairMarket in writing.  All user identification numbers and passwords disclosed to FairMarket and any information obtained by FairMarket as a result of their access to and use of eBay’s equipment, computers, software, networks, clean-rooms electronic files and electronic data storage systems, shall be deemed to be, and shall be treated as, eBay Information under applicable provisions of this Agreement.  FairMarket agrees to cooperate with eBay in the investigation of any apparent unauthorized access by FairMarket to eBay’s equipment, computer, software, network, clean-room, electronic file, or electronic data storage systems, or any apparent unauthorized release of eBay Information by FairMarket Personnel.

7.4          Access.  Upon eBay’s request from time to time or upon the expiration or termination of this Agreement or, with respect to any particular eBay Information, on such earlier date that the same will be no longer required by FairMarket in order to render the Services hereunder or to perform under the Retained Contracts, FairMarket will promptly provide an electronic copy of all eBay Information in FairMarket’s possession or control to eBay, in the format reasonably requested by eBay.  If eBay requests at any time, FairMarket will destroy all copies of the eBay Information in FairMarket’s possession or control.  FairMarket will not withhold any eBay Information as a means of resolving any dispute with eBay.  FairMarket will not possess or assert any lien or other right against or to any eBay Information.

7.5          Injunctive Relief.  FairMarket acknowledges and agrees that eBay would suffer irreparable harm for which monetary damages would be an inadequate remedy if FairMarket breached its obligations under this Section 7.  FairMarket further acknowledges and agrees that equitable relief, including injunctive relief, would be appropriate to protect eBay’s rights and interests if such a breach were to arise, be threatened or be asserted, and eBay will be entitled to the entry of an order for immediate injunctive relief.

8.             Insurance.  During the term of this Agreement FairMarket will maintain insurance of the types and with the policy limits as were generally in effect immediately prior to the date of this Agreement.

9.                                      Term and Termination

9.1          Term.  The term of this Agreement will commence on the Closing Date and will continue until December 31, 2003 unless earlier terminated or extended as provided herein.  If the Asset Purchase Agreement is terminated prior to the Closing Date (i.e., the Closing does not occur), this Agreement will terminate at the same time and its terms shall not have been effective.

9.2          Extensions.  eBay may extend the term of this Agreement for up to one month (i.e., to no later than January 31, 2004) by providing written notice to FairMarket no later than November 30, 2003, of its desire to extend this Agreement.

9.3          Termination for Convenience.  eBay may terminate this Agreement with or without cause at any time by providing at least 30 days’ written notice to FairMarket.

9.4          Termination for Breach.  Each party will have the right to terminate this Agreement in its entirety by giving to the other party written notice of termination if (i) the other party fails to substantially comply with the material obligations imposed upon it under this Agreement resulting in direct damages to the other party, (ii) the non-breaching party serves the breaching party with a written notice of such failure, which notice states with particularity the nature of the failure, (iii) the breaching party does not cure the failure within twenty (20) days following receipt of the notice and (iv) such breach is continuing at the time that the non-breaching party delivers its notice of termination.

9.5          Effects of Termination.  Upon any expiration or termination of the potential license extension granted pursuant to Section 4.1(c) of this Agreement, FairMarket will promptly return or destroy (in eBay’s discretion) any and all eBay Information and any and all tangible

Intellectual Property (including software) that is included in the Transferred Assets or developed by FairMarket as described in Section 4.2 and then in the possession FairMarket.  If the effective date of termination of this Agreement is a date prior to the end of the then-current calendar month, subject to the other terms in this Section 9.5, eBay will be obligated to pay only the pro rata portion of the Fees applicable to that portion of the month prior to the effective date of termination.

(a)           Survival.  Sections 1 (Definitions), 4.2 (Assignment from FairMarket), 5.3(a), 5.3(b), 6.5 (Records and Audits), 7 (Confidentiality), 9.5 (Effects of Termination), and 10 (General), and any obligation to pay accrued Fees and Pass Through Expenses, will survive any termination or expiration of this Agreement.

(b)           Termination for Convenience.  If eBay terminates this Agreement pursuant to Section 9.3, FairMarket will pay each FairMarket employee (who is a FairMarket Person) (i) the complete salary that such FairMarket employee would have received if he or she were terminated at the end of the term of this Agreement and (ii) subject to the provisions of Section 2.8(d), the Transition Bonus that such FairMarket employee would have received if he or she were terminated at the end of the term of this Agreement; and eBay will reimburse those payments made by FairMarket, in accordance with this Agreement.

(c)           Termination by eBay for Cause.  If eBay terminates this Agreement pursuant to Section 9.4, notwithstanding any other provision in this Agreement to the contrary, eBay’s obligation to pay any Fees or Pass Through Expenses that have not accrued as of the effective date of termination will immediately terminate.

(d)           Termination by FairMarket for Cause.  If FairMarket terminates this Agreement pursuant to Section 9.4, FairMarket will pay each FairMarket employee (who is a FairMarket Person) (i) the complete salary that such FairMarket employee would have received if he or she were terminated at the end of the term of this Agreement and (ii) subject to the provisions of Section 2.8(d), the Transition Bonus that such FairMarket employee would have received if he or she were terminated at the end of the term of this Agreement; and eBay will reimburse those payments made by FairMarket, in accordance with this Agreement.

10.                               General

10.1        Further Assurances.  FairMarket agrees, at eBay’s expense, to provide such records and execute such documents as are reasonably requested by eBay (including providing executed documents in such recordable form as is deemed required or necessary by the other party) to effect the purposes of this Agreement (including the transition of the Services to eBay).

10.2        Continued Performance.  Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until the term of this Agreement ends.

10.3        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m.

local time of the recipient on such day; (c) the first business day after sent by facsimile to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile; or (d) the first business day after sent by registered mail, by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to FairMarket:

FairMarket, Inc.

500 Unicorn Park Drive

Woburn, MA  01810

Facsimile: (781) 932-9250

Attention: Chief Executive Officer

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA  02109

Facsimile: (617) 523-1231

Attention: Robert P. Whalen, Jr., P.C.

if to eBay:

eBay Inc.

2145 Hamilton Ave

San Jose, CA  95125

Facsimile: (408) 376-7514

Attention: General Counsel

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Facsimile: 650-849-7400

Attention:  Keith A. Flaum, and

Jennifer Fonner DiNucci

10.4        Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

10.5        Counterparts.  This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

10.6        Relationship of the Parties.  Each party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other party.  Neither party may create any obligations or responsibilities on behalf of or in the name of the other party.  Neither party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other party.

10.7        Governing Law; Venue

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           eBay’s remedies at law (including for Damages) under this Agreement are solely and exclusively set forth in the Asset Purchase Agreement.  Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any court located in the State of Delaware or the United States District Court for the District of Delaware.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the exclusive jurisdiction of each state court located in the State of Delaware and the United States District Court for the District of Delaware in connection with any such Proceeding;

(ii)           agrees that each such court shall be deemed to be a convenient forum; and

(iii)         agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by any such court.

(c)           Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Proceeding arising out of or related to this Agreement or the Transactions.

10.8        Successors and Assigns; Parties in Interest.

(a)           This Agreement will be binding upon FairMarket and its successors and assigns (if any) and eBay and its successors and assigns (if any).  This Agreement will inure to the benefit of FairMarket, eBay, and the respective successors and assigns (if any) of the foregoing.

(b)           Neither eBay nor FairMarket may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party except as otherwise expressly provided in this Agreement.   Notwithstanding the foregoing, eBay may, in its sole discretion, assign any or all of its rights or delegate any or all of its obligations under this Agreement to one of its Affiliates.  Any attempt to assign this Agreement in violation of the foregoing will be void.

10.9        Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto will be cumulative (and not alternative).  Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party will be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no person will be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

10.10      Waiver.  No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.  No person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

10.11      Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of eBay and FairMarket.

10.12      Severability.  In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, is determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.13      Construction

(a)           For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

10.14      Entire Agreement.  This Agreement (including the Schedules attached hereto), the Asset Purchase Agreement and the other Transactional Agreements set forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among or between any of the parties relating to the subject matter thereof.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date set forth on page one of this Agreement.

FairMarket, Inc.		eBay Inc.

By:	/s/ NANDA KRISH	By:	/s/ GARY DILLABOUGH

Name:	Nanda Krish	Name:	Gary Dillabough

Title:	Chief Financial Officer	Title:	Vice President, Strategic Partnerships